UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 18, 2007

AltiGen Communications, Inc.
(Exact name of Registrant as specified in charter)

Delaware	000-27427	94-3204299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

4555 Cushing Parkway, Fremont, CA	94538
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code:	(510) 252-9712

N/A
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On December 18, 2007, AltiGen Communications, Inc. (the “Corporation”) entered into an Executive Employment Agreement (the “Agreement”) with Jeremiah J. Fleming, President and Chief Operating Officer of the Company, with retroactive effect back to Mr. Fleming’s start date of April 2, 2007 (the “Effective Date”). The Agreement provides that, during the term of his employment, Mr. Fleming will receive base compensation of $150,000 per year and will be eligible to receive incentive compensation, including bonuses, commission and stock options, based upon factors including, but not limited to, personal and company-wide performance (collectively, the “Total Compensation”).

The Agreement further provides that, if Mr. Fleming is terminated for “cause” or resigns for “good reason” (each as defined in the Agreement), then Mr. Fleming will receive (i) payment of his Total Compensation for twelve months (or, if such termination occurs prior to the first anniversary of the Effective Date, then the payment will be equal to Total Compensation for the period beginning on the termination date and ending on the second anniversary of the Effective Date) in a single lump sum, (ii) full accelerated vesting with respect to the shares subject to Mr. Fleming’s then outstanding, unvested equity awards and (iii) reimbursement of premiums paid for continued health benefits for Mr. Fleming (and any eligible dependents) under the Company’s health plans for up to twelve months following the termination date. In addition, the Agreement provides that all of Mr. Fleming’s stock options will vest upon a change of control of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AltiGen Communications, Inc.

Date: January 25, 2008	By:	/s/ Philip M. McDermott
Philip M. McDermott
Chief Financial Officer